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Exhibit 5.11

April 13, 2017

CONSENT OF RYAN ULANSKY

United States Securities and Exchange Commission

Gentlemen:

        I, Ryan Ulansky, M.A.Sc., P.Eng., Senior Director, Engineering, Silver Wheaton Corp., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the Registration Statement on Form F-10 of Silver Wheaton Corp. of the information approved by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and to all other references to such information included or incorporated by reference in the Registration Statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ RYAN ULANSKY

Ryan Ulansky, M.A.Sc., P.Eng.
Senior Director, Engineering
Silver Wheaton Corp.

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  Exhibit 5.11
CONSENT OF RYAN ULANSKY